CONSULTING AGREEMENT

Century Aluminum Company, a Delaware corporation (the “Company”), and Wayne R. Hale (“Consultant”) have entered into this Consulting Agreement (this “Agreement”) as of this 11th day of May, 2011, effective as of the Effective Date.  “Effective Date” and any capitalized term that is used but not defined herein shall have the meaning set forth in the Separation Agreement and General Release between the parties to which this Agreement is an annex (the “Separation Agreement”).

RECITALS

WHEREAS, Consultant’s employment with the Company terminated on May 11, 2011, pursuant to the terms and conditions of the Separation Agreement;

WHEREAS, the Separation Agreement contemplates that Consultant will enter into this Agreement, pursuant to which the Company will retain Consultant to perform consulting services for the Company, as set forth in this Agreement;

WHEREAS, while this Agreement may reference the Separation Agreement, this Agreement is a separate and independent agreement of the parties; and

WHEREAS, Consultant desires to be so retained to provide consulting services to the Company, as set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.           Agreement Conditioned On Effective Date.  This Agreement and all of the terms and conditions set forth herein are conditioned upon the occurrence of the Effective Date.  If the Effective Date does not occur, this Agreement shall be of no force or effect and all of the terms and conditions set forth herein shall be cancelled.

2.           Consulting Services.

(a)           Capacity.  During the Term (as defined below), Consultant shall render such consulting services related to his specialized areas of knowledge, experience and expertise as may be requested by the Company from time to time.  Consultant’s contact for coordination of the provision of such services hereunder shall be Logan W. Kruger, or such other individual as designated by the Company (the “Contact”).  Consultant shall have no authority to bind the Company or any of its subsidiaries or affiliates, nor to act on their behalf, nor to make decisions for the Company or any of its subsidiaries or affiliates.  The Company, being ultimately interested only in the results of Consultant’s performance of the services set forth in this Agreement, will give only broad direction to Consultant; provided that such direction is clear and adequate relative to the services to be performed.  Consultant shall determine the method, details, and means of performing the services contemplated by this Agreement.  Consultant shall make himself available to provide consulting services as reasonably requested by the Company, but in no event shall such services exceed 20% of the average level of services Consultant performed for the Company and its subsidiaries and affiliates during the 36 months preceding the

Termination Date.  The Company may request consulting services from Consultant during the term of this Agreement consistent with Consultant’s time commitment set forth in the preceding sentence.

(b)           Term and Operation.  This Agreement will commence on the Effective Date and shall continue until the earliest of (i) December 31, 2011, (ii) termination by the Company for Cause (as defined below), (iii) Consultant’s voluntary termination for any reason or (iv) Consultant’s death.  The period during which Consultant provides services pursuant to this Agreement is referred to as the “Term.”  For purposes of this Agreement, “Cause” shall mean Consultant has (A) willfully and materially breached this Agreement, which breach has not been cured within 15 days after notice is provided to Consultant by the Company, (B) willfully and materially violated the provisions of Section 6 of the Separation Agreement, which violation has not been cured within 15 days after notice is provided to Consultant by the Company or (C) been convicted of a felony or any crime involving moral turpitude.

(c)           Location of Services.  Unless otherwise agreed by the Company and Consultant, the consulting services to be performed by Consultant will be performed by Consultant in the State of Montana which is Consultant’s actual and intended State of residency and domicile.

(d)           Compensation.  In consideration of Consultant’s performance of the consulting services during the Term, the Company will pay Consultant a monthly consulting fee equal to $101,410 (the “Consulting Fee”), which shall be payable to Consultant on or about the last business day of each calendar month during the Term.

(e)           Reimbursement of Expenses.  Upon reasonable documentation of expenses from Consultant, the Company shall reimburse Consultant in accordance with the Company’s expense reimbursement policies for all reasonable business expenses incurred by Consultant in the performance of Consultant’s duties under this Agreement.  Notwithstanding the foregoing, all significant expenses (i.e., any expense in excess of $5,000) to be incurred by Consultant in connection with this Agreement shall require the prior written approval of the Contact.

(f)           Ownership of Work Product.  Consultant hereby assigns exclusively to the Company the ownership of all work product prepared or provided by Consultant to the Company or otherwise generated as a result of Consultant’s provision of consulting services hereunder, along with all intellectual property rights (including, without limitation, all copyrights) related thereto.

(g)           Nonexclusivity.  The Company acknowledges that Consultant’s services hereunder will be provided by Consultant on a nonexclusive basis, and that Consultant may engage in any other business activities as long as such activities do not interfere with Consultant’s obligations to the Company under this Agreement or any other agreement with the Company (including, but not limited to, the Separation Agreement).

3.           Restrictive Covenants.  Consultant warrants and represents that he has complied, and by this Agreement agrees that he will continue to comply, with all the terms of the

Separation Agreement.  The parties agree and acknowledge that this Agreement supplements the Separation Agreement to the extent set forth herein and that in all other respects the Separation Agreement remains in full force and effect.

4.           Independent Contractor.  Consultant warrants that, during the Term, Consultant will at all times be and remain an independent contractor, and Consultant shall not be considered the agent, partner, principal, employee or servant of the Company or any of its subsidiaries or affiliates.  Consultant shall be free to exercise Consultant’s own judgment as to the manner and method of providing the consulting services to the Company, subject to applicable laws and requirements reasonably imposed by the Company.  Consultant acknowledges and agrees that, during the Term, Consultant will not be treated as an employee of the Company or any of its subsidiaries or affiliates for purposes of federal, state, local or foreign income or other tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Workers’ Compensation law of any state or country (or subdivision thereof), or for purposes of benefits provided to employees of the Company or any of its subsidiaries or affiliates under any employee benefit plan, program, policy, or arrangement (including, without limitation, vacation, holiday and sick leave benefits, insurance coverage and retirement benefits).  Consultant acknowledges and agrees that as an independent contractor, Consultant will be required, during the Term, to pay any applicable taxes on the Consulting Fee, and to provide his workers’ compensation insurance and any other coverage required by law, and the Consulting Fee will be reported for all purposes on IRS Form 1099-MISC.  Consultant further acknowledges that this Agreement is not intended to have any impact on any retirement, insurance, healthcare or other benefits provided to Consultant in connection with his prior employment with the Company.

5.           Survival.  Subject to any limits on applicability contained therein, Section 3 hereof and the applicable portions of Section 4 hereof (relating to Consultant’s liability for tax and other liabilities) shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement.

6.           Severability.  The parties agree that if any provision of this Agreement is declared or determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term, or provision shall be deemed not to be part of this Agreement.

7.           Entire Agreement; Amendment.  Except as otherwise set forth herein, this Agreement represents the entire agreement and understanding between Consultant and the Company concerning the specific subject matter of this Agreement and supersedes and replaces any and all prior agreements and understandings between Consultant and the Company concerning the specific subject matter of this Agreement.  Any modification or amendment of this Agreement, or additional obligation assumed in connection with this Agreement, shall be effective only if placed in writing and signed by both parties or by authorized representatives of each of the parties.

8.           Captions; Drafter Protection.  This Agreement’s headings and captions are provided for reference and convenience only, and will not be employed in the construction of this Agreement.  It is agreed and understood that the general rule pertaining to construction of contracts, that ambiguities are to be construed against the drafter, shall not apply to this Agreement.

9.           Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

10.           Binding Effect; Assignment.  Neither this Agreement, nor any rights or benefits hereunder, may be assigned, delegated, transferred, pledged or hypothecated without the prior written consent of the parties, except that the Company may assign this Agreement to any assignee of or successor to substantially all of the business or assets of the Company or any direct or indirect subsidiary thereof without prior written consent of Consultant.

11.           No Reliance.  Consultant acknowledges and agrees that he has not relied upon any advice whatsoever from the Company as to any provision of this Agreement including, but not limited to, the taxability, whether pursuant to federal, state, local or foreign income tax statutes or regulations, or otherwise, of the payments made, action taken, or consideration transferred hereunder and that Consultant will be solely liable for all tax obligations arising therefrom.

12.           Governing Law.  This Agreement shall be governed by and construed and enforced according to the laws of the State of Montana, without regard to conflicts of laws principles thereof.  The parties agree that the state and federal courts located in the State of Montana shall have exclusive jurisdiction in any action, suit or proceeding based on or arising out of this Agreement and the parties hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding; (c) agree that venue is proper and convenient in such forum; and (d) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, subject matter jurisdiction, venue, or service of process.

13.           No Waiver.  The failure of either party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions.  This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

14.           Warranties.  Consultant warrants that he will not deliver or disclose to the Company information which infringes any property right of any third party relating to proprietary or trade secret information or copyrights.  Consultant warrants that he is not a party to any other existing agreement which would prevent him from entering into this Agreement or which would adversely affect this Agreement, and agrees that he will not, during the Term, enter into any such agreement.

15.           Confidentiality.  Consultant agrees to maintain absolute confidentiality of the existence and terms of this Agreement, the services performed by Consultant hereunder, and the information, reports and other work product produced by Consultant in connection herewith except to the extent the Company discloses such information in public securities filings or otherwise.

16.           Voluntary Execution.  Consultant acknowledges that he is executing this Agreement voluntarily and of his own free will.  Consultant further acknowledges that he has read, fully understands and intends to be bound by the terms of this Agreement, and has had an opportunity to carefully review it with his attorney prior to executing it, and his attorney has so reviewed it.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CENTURY ALUMINUM COMPANY
By:	/s/ Logan W. Kruger
Name: Logan W. Kruger
Title: President and Chief Executive Officer
Date: May 11, 2011

CONSULTANT
By:
/s/ Wayne R. Hale Name: Wayne R. Hale
Date: May 11, 2011